Exhibit 10.1

LIMITED LIABILITY COMPANY AGREEMENT

OF

42-16 PARTNERS, LLC

This Limited Liability Company Agreement (this “Agreement”) of 42-16 Partners, LLC (the “Company”) is entered into as of May 13, 2013, by Blackstone Mortgage Trust, Inc., a Maryland corporation, as managing member (the “Managing Member”) and Blackstone Holdings Finance Co. L.L.C., a Delaware limited liability company (“Holdings”), as a member of the Company. The Managing Member and Holdings and each other person admitted to the Company in accordance with the terms of this Agreement are referred to herein individually, as a “Member” and collectively, as the “Members.”

The Members hereby agree as follows:

1. Name. The Company was formed on April 22, 2013 by the filing of a certificate of formation (the “Certificate”) of the Company in the Office of the Secretary of State of the State of Delaware pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., (as amended from time to time, and any successor to such statute, the “Act”). The name of the Company is 42-16 Partners, LLC, or such other name as the Managing Member may from time to time hereafter designate.

2. Purpose.

(a) Notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, conversion, management or operation of the Company, the sole purpose to be conducted or promoted by the Company is to engage in the following activities:

(i)	to, acquire, own, hold, lease, operate, manage, maintain, develop, improve, sell, transfer, service, convey, dispose of, pledge, assign, borrow money against, finance, refinance, foreclose on, or otherwise deal with Company Assets;

(ii)	to enter into and perform its obligations under the Transaction Documents to which the Company is a party and this Agreement; and

(iii)	to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes.

(b) Subject to Section 8(b), the Company, and the Managing Member, or any officer of the Company or the Managing Member on behalf of the Company, may enter into and perform their obligations under the Transaction Documents, this Agreement and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto and any amendments thereto, all without any further act, vote or approval of any Member, officer of the Company or other Person notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation. The foregoing authorization shall not be deemed a restriction on the powers of the Managing Member or officer of the Company or the Managing Member to enter into other agreements on behalf of the Company.

3. Registered Office. The registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

5. Definitions. The following terms shall have the respective meanings set forth below:

“Additional Capital Contributions” has the meaning specified in Section 10(b) hereof.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“Calculation Date” means, for purposes of computing Net Cash Flow to be distributed with respect to a particular calendar month, the last day in that month.

“Capital Account” has the meaning specified in Section 14(b) hereof.

“Capital Commitments” means, as to any Member, the amount of such Member’s capital commitment to the Company reflected on Schedule A attached hereto.

“Class A Voting Unit” means a Unit having the rights and obligations specified with respect to Class A Voting Units in this Agreement.

“Class B Non-Voting Unit” means a Unit having the rights and obligations specified with respect to Class B Non-Voting Units in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code means, where appropriate, the corresponding provision in any successor statute.

“Commitment Expiration Date” means September 30, 2013, or such later date as may be agreed in writing by the Members.

“Company Assets” means Eligible Assets and Derived Assets.

“Control” or “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Derived Assets” means any assets derived from Eligible Assets of the Company as a result of foreclosures or other dispositions, payments and distributions thereon or pursuant to protective advances to protect or benefit the recovery thereof and as encumbered by and associated liabilities.

“Effective Date” means May 13, 2013.

“Eligible Assets” means performing whole mortgage loans or Senior Interests in performing whole mortgage loans secured by first liens on commercial properties.

“Fiscal Period” means each fiscal quarter or such other period as may be established by the Managing Member.

“Interest” means the entire limited liability company interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement. Interests shall be represented by Units.

“Letter Agreement” means the letter agreement among the Company, Holdings and the Managing Member dated as of May 13, 2013, as amended, restated or supplemented or otherwise modified from time to time.

“Net Cash Flow” has the meaning specified in Section 11 hereof.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock partnership, trust (including any beneficiary thereof), unincorporated organization, or government or any agency or political subdivision thereof.

“Regulatory Allocations” has the meaning specified in Section 14(d) hereof.

“Senior Interests” means an “A Note” in an “A/B structure” in a commercial real estate loan.

“Special Purpose Provisions” has the meaning specified in Section 8(b) hereof.

“Tax Advance” has the meaning specified in Section 14 hereof.

“Transaction Documents” means: (i) all documents and certificates contemplated or delivered in connection with the acquisition, ownership, holding, lease, operation, management, maintenance, development, improvement, sale, transfer, service, conveyance, disposal of, pledge, assignment, borrowing money against, financing, refinancing, foreclosing on, or otherwise dealing with Company Assets; and (ii) the Letter Agreement.

“Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.

“Unit” means a fractional share of the Interests of all Members in the Company, which is designated as a Unit, and having the rights and obligations specified with respect thereto in this Agreement and shall include Class A Voting Units and Class B Non-Voting Units. The number of Units outstanding and the holders thereof are set forth on Schedule A, as Schedule A may be amended from time to time pursuant hereto.

6. Members. The names and the addresses of the Managing Member and any other Members are set forth on Schedule A, as the same may be amended from time to time. The Members shall have the power to exercise only those rights and powers granted to the Members pursuant to the express terms of this Agreement. Except as specifically provided herein or by the Managing Member, the Members shall have no power or authority to act for or on behalf of, or to bind, the Company.

7. Units. The Units initially issued to the Managing Member on the Effective Date shall be Class A Voting Units, and the Units initially issued to Holdings on the Effective Date shall be Class B Non-Voting Units. Unless and until the Managing Member shall determine otherwise, Units shall be uncertificated and recorded in the books and records of the Company (including Schedule A). If at any time the Board shall determine to certificate Units, such certificates shall bear a legend on the face thereof in such form as counsel to the Company may advise.

8. Management.

(a) Subject to Section 8(b), the management and control of the Company shall be vested entirely in the Managing Member. Subject to Section 8(b), the Managing Member shall have all the rights and powers that are conferred by law or are otherwise necessary, advisable or convenient to the discharge of the Managing Member’s duties and to the management of the business and affairs of the Company. No person or entity dealing with the Company shall have any obligation to inquire into the power or authority of the Managing Member acting for such purposes on behalf of the Company.

(b) This Section 8(b) is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose” entity. Notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management or operation of the Company, and any provision of law that so empowers the Company, this Section 8(b) shall control. As long as any Class B Non-Voting Units remain outstanding, the Managing Member shall:

(i)	not amend, alter, change any of Sections 2, 5, 7, 8, 10, 11, 12, 13, 14, 16, 17, 18, 19, 20 or 21 or Schedule A of this Agreement (the “Special Purpose Provisions”), or any other provision of this or any other document governing the formation, management or operation of the Company in a manner that is inconsistent with any of the Special Purpose Provisions. Subject to this Section 8(b), the Members reserve the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 21;

(ii)	cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises. The Managing Member also shall cause the Company to and the Company shall:

(A)	comply with all organizational formalities necessary to maintain its separate existence;

(B)	maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require the Managing Member to make additional capital contributions to the Company;

(D)	observe all Delaware limited liability company formalities;

(E)	maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(G)	maintain its existence in good standing under the applicable jurisdiction of its formation; and

(H)	cause the officers, agents and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company; and

(iii)	except as permitted under or contemplated by the Transaction Documents, not cause or permit the Company to, and the Company shall not:

(A)	engage, directly or indirectly, in any business other than as required or permitted to be performed under Section 2, the Transaction Documents or this Section 8(b);

(B)	own any asset or property other than the Company Assets and incidental personal property necessary for the ownership or operation of the Company Assets.;

(C)	incur, create or assume any indebtedness or liabilities other than indebtedness and liabilities incurred in the ordinary course of its business that are related to the ownership and operation of the Company Assets and are expressly permitted under the Transaction Documents;

(D)	make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Company may own and acquire the Company Assets and invest in those investments permitted under the Transaction Documents;

(E)	guarantee or pledge its assets to secure any obligation of any Person, including any Affiliate or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person;

(F)	enter into any contract or agreement with any of its Affiliates, other than on terms and conditions that are substantially similar to those that would be available on an arm’s-length basis with Persons other than such Affiliate; or

(G)	engage in any dissolution, liquidation, consolidation, merger, sale or other transfer of any of its assets outside the ordinary course of the Company’s business.

9. Officers. The following persons are officers of the Company, holding the respective offices set forth opposite their names, and are each duly authorized to act on behalf of the Company in their capacity as an officer of the Company:

Name	Office

Michael B. Nash	Executive Chairman

Stephen D. Plavin	Chief Executive Officer and President

Geoffrey G. Jervis	Chief Financial Officer, Treasurer and Assistant Secretary

Randall S. Rothschild	Secretary and Managing Director, Legal and Compliance

Thomas C. Ruffing	Managing Director, Asset Management

Douglas N. Armer	Principal, Head of Capital Markets

Anthony F. Marone, Jr.	Vice President, Assistant Treasurer and Controller

Such officers are hereby each designated as an “authorized person” within the meaning of the Act, and are hereby empowered to execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business, and such other documents, instruments, certificates and agreements as may be necessary or desirable in furtherance of the Company’s purposes.

10. Capital Contributions.

(a) As of the Effective Date, the Managing Member contributed $16.67 and Holdings contributed $83.33 to the capital of the Company.

(b) Each Member shall be required to make additional capital contributions (“Additional Capital Contributions”) to the Company in cash upon the terms and conditions, at the times and in the amounts as set forth in this Section 10. No Member shall be required to make any further payments to the Company during the term of this Agreement except as specifically required in this Agreement. In the event that further funds are required by the Company for any purpose contemplated in Section 2 hereof (including to pay the expenses of the Company in excess of the funds available from any prior contributions of Additional Capital Contributions and the Net Cash Flows), then the Members shall make Additional Capital Contributions in cash to pay those obligations as set forth herein. Notwithstanding anything herein to the contrary, the Managing Member shall not be required to make Additional Capital Contributions to the Company in excess of $10,000,000 in the aggregate and Holdings shall not be required to make Additional Capital Contributions to the Company in excess of $50,000,000 in the aggregate.

(c) Whenever the Members are required to make Additional Capital Contributions to the Company as provided in this Section 10, each Member shall be obligated to contribute its share of the requested Additional Capital Contribution in cash in an amount equal to (a) that Member’s respective percentage interest in the Company as reflected on Schedule A attached hereto, as amended from time to time, multiplied by (b) the aggregate dollar amount of the requested Additional Capital Contribution. To satisfy any call for an Additional Capital Contribution, a Member shall cause to be paid to the Company, by the date specified by the Managing Member, which date shall not be less than two days following notice from the Managing Member, the full amount of such Member’s share of the requested Additional Capital Contribution in immediately available funds.

(d) Each Member’s obligation to fund any portion of its Capital Commitment shall terminate upon the Commitment Expiration Date.

11. Distributions. Not later than 10 days after the applicable Calculation Date, the Managing Member shall determine the amount of cash, if any, which in its judgment is in excess of amounts necessary or appropriate for operations, expenses and reserves of the Company. Such excess (the “Net Cash Flow”) shall, as soon as possible following the applicable Calculation Date, but in no event later than three Business Days following the determination of Net Cash Flow, be distributed to the Members in accordance with this Section 11. The Net Cash Flow of the Company shall not be reduced by depreciation, amortization, cost recovery deductions, depletion, similar allowances or other noncash items, but shall be increased by any release or reduction of reserves previously established (other than for the payment of expenses reserved against). The Net Cash Flow of the Company shall be calculated effective as of the applicable Calculation Date with respect to which the Net Cash Flow is being distributed, regardless of the actual date of distribution. Distributions of Net Cash Flow shall be made in accordance with a Member’s respective percentage interest in the Company as reflected on Schedule A attached hereto, as amended from time to time.

12. Dissolution. The Company shall be dissolved and its affairs shall be wound up upon a decision made at any time by all of the Members to dissolve the Company. In the absence of such a decision by the Members, the Company shall be dissolved and its affairs wound up as specifically required by the Act.

13. Liquidation. Upon a dissolution pursuant to Section 12, the Company’s business and assets shall be liquidated in an orderly manner. The Managing Member or its designee shall be the liquidator to wind up the affairs of the Company. In performing their duties, the liquidators are authorized to sell, distribute, exchange or otherwise dispose of Company assets in accordance with the Act in any manner that the liquidator shall determine. The assets of the Company shall be distributed in the following manner and order: (i) to the payment of the expenses of the winding up, liquidation and dissolution of the Company; (ii) to pay all creditors of the Company, other than Members, either by the payment thereof or the making of reasonable provision therefor; (iii) to establish reserves, in amounts established by the Managing Member to meet other liabilities of the Company; and (iv) to pay, in accordance with the terms agreed among them and otherwise on a pro rata basis, all creditors of the Company that are Members, either by the payment thereof or the making of reasonable provision therefor. The remaining assets of the Company shall be applied and distributed among the Members in accordance with the respective percentage interests in the Company held by the Members as reflected in Schedule A attached hereto, as amended from time to time.

14. Books and Reports; Capital Accounts; Allocations.

(a) General Accounting Matters. Allocations of income and loss pursuant to Section 14(c) shall be made by or under the direction of and approved by the Managing Member at the end of each Fiscal Period.

(b) Capital Accounts. There shall be established for each Member on the books of the Company as of the date hereof, or such later date on which such Member is admitted to the Company, a capital account (each being a “Capital Account”). Each capital contribution and Additional Capital Contribution shall be credited to the Capital Account of such Member on the date such contribution of capital is paid to the Company. In addition, each Member’s Capital Account shall be (a) credited with (i) such Member’s allocable share of any net income of the Company and (ii) any items of income or gain which are specially allocated pursuant to Section 14(d), (b) debited with (i) distributions to such Member of cash or the fair market value of other property (net of liabilities assumed by such Member and the liabilities to which such property is subject), (ii) such Member’s allocable share of net loss of the Company and (iii) any items of loss or deduction specially allocated to such Member pursuant to Section 14(d), and (c) otherwise maintained in accordance with the provisions of the Code. Capital Accounts shall be appropriately adjusted to reflect transfers of part (but not all) of a Member’s interest in the Company. The Managing Member shall make such adjustments to Capital Accounts as it determines in its sole discretion to be appropriate. Interest shall not be payable on Capital Account balances.

(c) Allocations of Income (Loss). Income and loss of the Company shall be allocated to the Members in a manner that as closely as possible gives economic effect to the provisions of this Agreement. The Managing Member may make any such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement, taking into account such facts and circumstances as the Managing Member deems reasonably necessary for this purpose.

(d) Special Allocations.

(i) Notwithstanding any other provision of this Agreement, (i) “partner nonrecourse deductions” (as defined in Treasury Regulations Section 1.704-2(i)), if any, of the Company shall be allocated for each fiscal year to the Member that bears the economic risk of loss within the meaning of Treasury Regulations Section 1.704-2(i), and (ii) “nonrecourse deductions” (as defined in Treasury Regulations Section 1.704-2(b)) and “excess nonrecourse liabilities” (as defined in Treasury Regulations Section 1.752-3(a)), if any, shall be allocated to and among the Members in accordance with their relative economic interests in the Company as determined by the Managing Member.

(ii) This Agreement shall be deemed to include “qualified income offset,” “minimum gain chargeback” and “partner nonrecourse debt minimum gain chargeback” provisions within the meaning of Treasury Regulations under Section 704(b) of the Code.

(iii) Any allocations required to be made pursuant to Sections 14(d)(i) or (ii) (the “Regulatory Allocations”) (other than allocations, the effect of which are likely to be offset in the future by other special allocations) shall be taken into account, to the extent permitted by the Treasury Regulations, in computing subsequent allocations of income, gain, loss or deduction pursuant to Section 14(c) so that the net amount of any items so allocated and all other items allocated to each Member shall, to the extent possible, be equal to the amount that would have been allocated to each Member pursuant to Section 14(c) had such Regulatory Allocations not occurred.

(e) Tax Allocations. All items of income, gain, loss, deduction and credit of the Company shall be allocated among the Members for U.S. federal, state and local income tax purposes consistent with the manner that the corresponding items have been allocated among the Members pursuant to this Agreement. To the extent Treasury Regulations promulgated pursuant to Subchapter K of the Code (including under Sections 704(b) and (c) of the Code) require allocations for tax purposes that differ from the foregoing allocations, the Managing Member may determine the manner in which such tax allocations shall be made so as to comply more fully with such Treasury Regulations or other applicable law and, at the same time to the extent reasonably possible, preserve the economic relationships among the Members as set forth in this Agreement.

15. Withholding Taxes. Notwithstanding anything to the contrary contained in this Agreement, each Member hereby authorizes the Company to withhold and to pay over, or otherwise pay, any withholding or other taxes that are required to be paid by the Company (pursuant to the Code or any provision of U.S. federal, state or local or non-U.S. tax law) with respect to such Member (a “Tax Advance”). If and to the extent that the Company shall be required to withhold or pay any such withholding or other taxes, or any withholding or other taxes are imposed on the receipts of the Company, such Member shall be deemed for all purposes of this Agreement to have received a distribution from the Company as of the time such withholding or other tax is paid, which payment shall be deemed to be a distribution pursuant to Section 14 with respect to such Member’s interest in the Company. Each Member hereby agrees to indemnify and hold harmless the Company and the Managing Member and each other Member from and against any liability, claim or expense with respect to any such Tax Advance withheld or required to be withheld on behalf of or with respect to such Member. In the event the Company is liquidated and a liability or claim is asserted against, or expense borne by, the Managing Member or any Member for any Tax Advance, the Company shall have the right to be reimbursed from the Member on whose behalf such withholding or tax payment was made or required to be made.

16. Restrictions on Transfer. No Member may sell, assign, dispose of, or otherwise transfer, pledge or encumber all or any part of its membership interest or economic interest in the Company at any time without the consent of all of the other Members.

17. Admission of Additional or Substitute Members. Additional or substitute Members may be admitted to the Company only with the approval of all of the Members. In addition to any other requirements set forth in this Agreement, no Person shall be admitted to the Company as an additional or substitute Member unless and until such Person has accepted and agreed to all of the provisions of this Agreement by executing a counterpart signature page hereto or an amendment of this Agreement.

18. Liability of Members. No Member shall have any liability for the obligations or liabilities of the Company except to the extent expressly provided in the Act.

19. Bankruptcy of a Member. The occurrence of any event set forth in Section 18-304 of the Act (Events of Bankruptcy) with respect to a Member (or similar bankruptcy or insolvency event under any law or statute governing such Member ) shall not cause such Member to cease to be a Member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

20. Indemnification. The Company (the “Indemnitor”) shall indemnify and hold harmless the Members, their Affiliates and subsidiaries, and all officers, directors, partners, employees, and agents of any of the foregoing (each, an “Indemnitee”) to the full extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, arising from, or in connection with, the performance of any action by such Indemnitee for, on behalf of, or otherwise in connection with, the Company.

21. Amendments. This Agreement may be amended only by written instrument executed by all of the Members.

22. Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of any Member.

23. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, with all rights and remedies hereunder being governed by said laws, without regard to conflict of law rules.

24. Authorized Person. Jason Pearl is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate with the Secretary of State of the State of Delaware. Upon the filing of the Certificate with the Secretary of State of Delaware, Jason Pearl’s powers as an “authorized person” ceased, and the Managing Member thereupon became an authorized person, within the meaning of the Act, to execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

25. Company Tax Treatment. The Members intend for the Company to be treated as a partnership for U.S. federal income tax purposes and no election to the contrary shall be made.

26. Tax Reports. The Managing Member, at the Company’s expense, shall cause the Company to prepare and file, in a timely manner, all tax returns of the Company for each taxable year of the Company. The Company shall transmit to each Member information necessary for the preparation of each Member’s federal, state and local tax returns, including a Schedule K-1 or other applicable form showing each Member’s pro rata share of income, credit and deductions for the prior taxable year, which information shall be transmitted to each Member by 90 days following the last day of the prior taxable year.

27. Tax Matters Member. The Managing Member shall serve as the “tax matters partner” of the Company, as such term is defined in Section 6231(a)(7) of the Code. The Managing Member, in its capacity as “tax matters partner” of the Company, shall promptly furnish the Internal Revenue Service with information, if any, sufficient to cause each Member to be treated as a “notice partner” as defined in Section 6231(a)(8) of the Code.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the date first above written.

MANAGING MEMBER:

BLACKSTONE MORTGAGE TRUST, INC., a Maryland corporation

By:	/s/ Geoffrey G. Jervis
Name:	Geoffrey G. Jervis
Title:	Chief Financial Officer

OTHER MEMBERS:

BLACKSTONE HOLDINGS FINANCE CO. L.L.C., a Delaware limited liability company

By:	/s/ Kathleen Skero
Name:	Kathleen Skero
Title:	Authorized Signatory

Schedule A

Member (Address)	Capital Commitment	Percentage Interest	Number of Units

Blackstone Mortgage Trust, Inc. 345 Park Avenue, 42nd Floor New York, New York 10154	$10,000,000	16.667%	100 Class A Voting Units

Blackstone Holdings Finance Co. L.L.C. c/o The Blackstone Group L.P. 345 Park Avenue, 10th Floor New York, New York 10154	$50,000,000	83.333%	500 Class B Non- Voting Units

Total:	$60,000,000	100.000%	600 Units